Press Release Source: Telestone Technologies Corporation

Telestone Technologies Corporation Announces Fourth Quarter and Full Year 2008 Results

Full Year Revenue Increase 5.21% to US$35.3 million; Gross profit up 6.76% to US$18.2 million; Net Income Up 16.74% to US$7.0 million

BEIJING, March 30 /PRNewswire-Asia-FirstCall/ -- Telestone Technologies Corporation Ltd. ("Telestone") (Nasdaq: TSTC - News), a leading developer and provider of wireless communication coverage solutions based in the People's Republic of China, today announced its unaudited financial results for the fourth quarter and full year of 2008.

    Fourth Quarter Highlights:
--	Revenue for the quarter increased to US$14.385 million, up 13.94%From the same quarter in 2007.
--	Gross profit increased 22.17% year-over-year to US$7.649 million.
--	Net income of US$3.3 million, up 42.46% from the same quarter in2007.

    Full Year 2008 Highlights:
--	Our revenue for the year ended December 31, 2008 was $35,329,000,representing an increase of approximately 5.21% from the previous year.
--	Our gross margin on product sales and services sales was 51.50%in 2008, as compared to 50.76% in 2007. Our gross margin was nearly unchanged as compared with the previous year.
--	Our gross profit on product sales and services sales was $18,196,000,representing an increase of 6.76% as compared to $17,044,000 for the previous year.
--	Our consolidated net income increased by 16.74% to $7,049,000 forthe year ended December 31, 2008, as compared to the prior year.

"I am extremely pleased that we have maintained growth in our performance even when the global economy has been suffering a recession, and while the earthquake and the restructuring of China's telecom industry has brought about some negative impact. We have maintained growth in our gross profit and net income. At the same time, the technology of our new product WFDS has been further refined. I believe in the following years when China increases its investments in the telecommunications industry, due to its advantages accumulated, Telestone will become the market leader," commented Mr. Han Daqing, Chairman and Chief Executive Officer of Telestone.

Full Year 2008 Financial Results:

We derive our revenues primarily from capital expenditures made by the PRC's telecommunications carriers. Our operating revenues are composed of sales of wireless equipment and service sales that include system integration, engineering services, technical support, wireless network optimization and network maintenance.

Our consolidated net income increased by 16.74% to $7,049,000 for the year ended December 31, 2008, as compared to the prior fiscal year. This increase is attributable to an increase in revenue of 5.21% in fiscal year 2008 as compared to fiscal year 2007. For the year ended December 31, 2008, our net income before income tax increased by 9.79% to $8,823,000, as compared to $8,036,000 in 2007.

    Recent Operational Highlights:

    Recent accomplishments include:
    Telestone Declares the Completion of Seven Olympic Clusters.

The projects established by Telestone included Magic Capital (an Olympic affiliated hotel), the Comprehensive Training Gymnasium of the Olympic Sports Center, the Olympic Sports Center Stadium, the Beijing Olympic Green Hockey Stadium, the Olympic Comprehensive Office Building and Energy Center, the T3A Terminal Building of Beijing Capital Airport and the China Athletic Training Base for the Disabled. The contracts are valued at more than one million dollars. Among these buildings, the China Athletic Training Base for the Disabled is operated with the Wireless Fiber Distribution System (WFDS), known as one of the leading indoor wireless coverage products in the world that is applicable to 2G, 3G, Broadband access and CATV networks.

The Latest Generation of Wireless Fiber Distribution Systems -- WFDS(TM) -- is Promoted by Telestone.

In 2008, Telestone launched a new generation wireless distribution system, WFDS(TM), which is a customer premises network and able to support all of the telecom networks.

Combining the technologies of wireless telecom and fiber telecom, WFDS(TM) is a type of all-optical network. This system supports all mobile telecom networks and also WLAN, FTTH, telephone networks, and video surveillance systems, amongst other networks. In addition, WFDS(TM) can be quickly installed and simply maintained, which realizes for customers coverage with comparatively low cost.

To validate the performance of the WFDS(TM) in real site application, a series of field tests had been carried out in Fujian province by China Mobile. The tests showed the product complied with the criteria of the Chinese mobile indoor network test, which not only includes the tests on the coverage quality of voice and data, voice quality, volume and switch, but includes a comprehensive evaluation on the projects operation, maintenance and cost. Telestone also announced that the proprietary WFDS solution was selected as a candidate for China Mobile's annual large scale purchase.

Telestone Wins Bids from Two Provincial Operators.

Telestone stood out in the current bidding of indoor coverage system in China Unicom Shanxi Branch and indoor distribution system integration program in China Telecom Inner Mongolia Branch, and won these bids. We believe that this is further evidence of Telestone's leading position in providing indoor coverage systems and indoor distribution system integration programs.

Business Outlook

Chinese telecom restructuring and the future issuance of 3G licenses in China with an investment in the construction of the 3G system of approximately $ 60 billion over three years, an average of approximately $20 billion per year, presents an excellent opportunity for our business development. With our advanced technologies, close relationships with the telecom operators in China and strong management team, we believe that we will continue to demonstrate increasingly impressive progress in the future.

Conference Call

The Company's management team will conduct a conference call on Tuesday, March 31, 2009 at 5:00 am (Pacific)/8:00 am (Eastern)/8:00 pm (Beijing/Hong Kong).

The Dial-in information is:

U.S. Participants: International Participants: Passcode for all:	+1-800-860-2442 +1-412-858-4600 Telestone

A live audio webcast of the conference call will also be available through the following link:

http://www.visualwebcaster.com/event.asp?id=56943

A replay will be available after the end of the call from March 31 @ 10:00 AM ET through April 8 @ 9:00AM ET.

All participants please dial:

U.S. Participants: International Participants: Passcode:	+1-877-344-7529 (toll free) +1-412-317-0088 429020

About Telestone Technologies Corporation

Telestone provides wireless communications coverage solutions primarily in the PRC. These solutions include products such as repeaters, antennas and radio accessories. Telestone also provides services that include project design, project management, installation, maintenance and other after-sales services. Telestone currently has approximately 800 employees. For more information please visit http://www.telestone.com ..

Safe Harbor Statement

Statements about the Company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward-looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The Company's actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the Company undertakes no obligation to update forward-looking statements.

    For further information please contact:

    Telestone Technologies Corporation Ltd.
     Nick Li
     Secretary of the Board
     Tel:   +86-10-8367-0088 x1002
     Email: nickl@telestone.com

     Ya Ding
     Tel:   +86-10-8367-0088 x1231
     Email: dingxiaoya@telestone.com

     Jean Wen
     Tel:   +86-10-8367-0088 x1232
     Email: wenjing@telestone.com